SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                       -----------------------------


                                SCHEDULE 13D
                               (Rule 13d-101)

          INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
         TO RULE 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO
                               RULE 13d-2(a)

                            (Amendment No. 2)1/

                           Whittaker Corporation
-------------------------------------------------------------------------------
                              (Name of Issuer)

                  Common Stock, par value $0.01 per share
                       (Title of Class of Securities)

                                 96680 40 7
-------------------------------------------------------------------------------
                               (CUSIP Number)

                              David S. Richter
                     Waveland Capital Management, L.P.
                         227 W. Monroe, Suite 4800
                          Chicago, Illinois 60606


                               (312) 739-2138
-------------------------------------------------------------------------------

               (Name, Address and Telephone Number of Person
             Authorized to Receive Notices and Communications)

                                June 9, 1999
-------------------------------------------------------------------------------
          (Date of Event Which Requires Filing of This Statement)


         If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1 (b) (3) or (4), check the following box [ ]

                  Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.

------------------
1/ The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

 CUSIP NO.: 96680-40-7                                  13D

1        NAME OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                          Waveland Partners, L.P.
-------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A G         (a) (_)
                                                              (b) (_)
-------------------------------------------------------------------------------
3        SEC USE ONLY
-------------------------------------------------------------------------------
4        SOURCE OF FUNDS            WC
-------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEM 2(d) or 2(e)

                                                                  (_)
-------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
                           Illinois
-------------------------------------------------------------------------------
                           7        SOLE VOTING POWER

                      ---------------------------------------------------------
NUMBER OF                  8        SHARED VOTING POWER
SHARES                ---------------------------------------------------------
BENEFICIALLY
OWNED BY                   9        SOLE DISPOSITIVE POWER
EACH                  ---------------------------------------------------------
REPORTING
PERSON                     10       SHARED DISPOSITIVE POWER

-------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON

-------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES                                     (_)
-------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         0%
-------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON
         PN


                             Page 2 of 10 Pages

 CUSIP NO.: 96680-40-7                                  13D

1        NAME OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                     Waveland Capital Management, L.P.
-------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) (_)
                                                                    (b) ( )
-------------------------------------------------------------------------------
3        SEC USE ONLY
-------------------------------------------------------------------------------
4        SOURCE OF FUNDS            WC
-------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEM 2(d) or 2(e)                                  (_)
-------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
                                  Illinois
-------------------------------------------------------------------------------
                  7        SOLE VOTING POWER
                ---------------------------------------------------------------
NUMBER OF         8        SHARED VOTING POWER
SHARES          ---------------------------------------------------------------
BENEFICIALLY
OWNED BY          9        SOLE DISPOSITIVE POWER
EACH            ---------------------------------------------------------------
REPORTING
PERSON            10       SHARED DISPOSITIVE POWER
-------------------------------------------------------------------------------

11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON

-------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES                                                 (_)
-------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         0%
------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON
         PN

                             Page 3 of 10 Pages

 CUSIP NO.: 96680-40-7                                  13D

1        NAME OF REPORTING PERSONS
         S.S. OR IRS IDENTIFICATION NOS. OF ABOVE PERSONS
                        Clincher Capital Corporation
-------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) (_)
                                                                   (b) (_)
-------------------------------------------------------------------------------
3        SEC USE ONLY
-------------------------------------------------------------------------------
4        SOURCE OF FUNDS            WC
-------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEM 2(d) or 2(e)                                  (_)
-------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
                                  Illinois
-------------------------------------------------------------------------------
                  7        SOLE VOTING POWER
               ----------------------------------------------------------------

NUMBER OF         8        SHARED VOTING POWER
SHARES          ---------------------------------------------------------------
BENEFICIALLY
OWNED BY          9        SOLE DISPOSITIVE POWER
EACH            ---------------------------------------------------------------
REPORTING
PERSON            10       SHARED DISPOSITIVE POWER

-------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON

-------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES                                                 (_)
-------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         0%
-------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON
         CO

                             Page 4 of 10 Pages

 CUSIP NO.: 96680-40-7                                  13D

1        NAME OF REPORTING PERSONS
         S.S. OR IRS IDENTIFICATION NOS. OF ABOVE PERSONS
                      Waveland Capital Management, LLC
-------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP        (a)   (_)
                                                                 (b)   (_)
-------------------------------------------------------------------------------
3        SEC USE ONLY
-------------------------------------------------------------------------------
4        SOURCE OF FUNDS            WC
-------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEM 2(d) or 2(e)                        (_)
-------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
                                  Illinois
-------------------------------------------------------------------------------
                 7        SOLE VOTING POWER

               ----------------------------------------------------------------
NUMBER OF        8        SHARED VOTING POWER
SHARES         ----------------------------------------------------------------
BENEFICIALLY
OWNED            9        SOLE DISPOSITIVE POWER
EACH           ----------------------------------------------------------------
REPORTING
                10       SHARED DISPOSITIVE POWER

-------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON

-------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES                                                 (_)
-------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         0%
-------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON
         OO

                             Page 5 of 10 Pages

 CUSIP NO.: 96680-40-7                                  13D

1        NAME OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                          Waveland Partners, Ltd.
-------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP         (a)   (_)
                                                                  (b)   (_)
-------------------------------------------------------------------------------
3        SEC USE ONLY
-------------------------------------------------------------------------------
4        SOURCE OF FUNDS            WC
-------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEM 2(d) or 2(e)                                  (_)
-------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
                               Cayman Islands
-------------------------------------------------------------------------------
                  7        SOLE VOTING POWER
               ----------------------------------------------------------------

NUMBER OF         8        SHARED VOTING POWER
SHARES         ----------------------------------------------------------------
BENEFICIALLY
OWNED BY          9        SOLE DISPOSITIVE POWER
EACH
REPORTING     -----------------------------------------------------------------
PERSON            10       SHARED DISPOSITIVE POWER

-------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON

-------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES                                                 (_)
-------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         0%
-------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON
         OO

                             Page 6 of 10 Pages

 CUSIP NO.: 96680-40-7                                  13D

1        NAME OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
  -----------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP         (a) (_)
                                                                  (b) (_)
-------------------------------------------------------------------------------
3        SEC USE ONLY
-------------------------------------------------------------------------------
4        SOURCE OF FUNDS            WC
-------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEM 2(d) or 2(e)                        (_)
-------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
                               Cayman Islands
-------------------------------------------------------------------------------
                 7        SOLE VOTING POWER
             ------------------------------------------------------------------

NUMBER OF        8        SHARED VOTING POWER
SHARES       ------------------------------------------------------------------
BENEFICIALLY
OWNED BY         9        SOLE DISPOSITIVE POWER
EACH         ------------------------------------------------------------------
REPORTING
PERSON           10       SHARED DISPOSITIVE POWER

-------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON

-------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES                                     (_)
-------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         0%
-------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON
         OO

                             Page 7 of 10 Pages

ITEM 5.           INTEREST IN SECURITIES OF THE ISSUER.

         (c) In the past 60 days, Waveland International effected the following open market purchases of shares of Common Stock:

                           Number of
                           Shares of                          Average
                           Common Stock                       Price
Date                       Acquired                           Per Share
----                       --------                           ---------

03/19/99                         700                          $21.7589
03/31/99                       1,000                          $22.0625


         In the past 60 days, Waveland International effected the following open market sales of shares of Common Stock:

                           Number of
                           Shares of                          Average
                           Common Stock                       Price
Date                       Sold                               Per Share
----                       ----                               ---------
06/09/99                   798,432                            $27.4455

         (e) Date on which reporting persons ceased to be the beneficial owners of 5% or more of Issuer's Common Stock: June 9, 1999


                             Page 8 of 10 Pages

                                 SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: June 18, 1999

                          WAVELAND PARTNERS, L.P.
                          By: Waveland Capital Management, L.P.
                              Its: General Partner
                              By: Clincher Capital Corporation
                                  Its: General Partner


                                     /s/ David S. Richter
                              By:---------------------------------------------
                                      David S. Richter, President



                          WAVELAND CAPITAL MANAGEMENT, L.P.
                          By: Clincher Capital Corporation
                              Its: General Partner


                                      /s/ David S. Richter
                              By:  --------------------------------------------
                                     David S. Richter, President



                          CLINCHER CAPITAL CORPORATION


                                    /s/ David S. Richter
                          By: -------------------------------------------------
                                    David S. Richter, President



                          WAVELAND CAPITAL MANAGEMENT, LLC


                                    /s/ David S. Richter
                          By: -------------------------------------------------
                                    David S. Richter, Manager



                          WAVELAND PARTNERS, LTD.


                                    /s/ David S. Richter
                          By:   -----------------------------------------------
                                    David S. Richter, Director



                             Page 9 of 10 Pages

                          WAVELAND INTERNATIONAL, LTD.

                                   /s/ David S. Richter
                          By:  ------------------------------------------------
                                  David S. Richter, Director



                            Page 10 of 10 Pages